Exhibit 10.21

GENSYM CORPORATION

Description of Compensation Arrangements with Non-Employee Directors

Directors of the Company who are also Company employees receive no additional or special compensation for serving as directors.

Following is a description of the compensation arrangements for the Company’s non-employee directors.

The Company pays its non-employee directors $12,000 annually, plus $1,000 for physical attendance at each meeting of the board of directors or $500 for participation in a board meeting telephonically. Non-employee directors also receive a $1,500 quarterly retainer for each committee on which the director serves. Non-employee directors are also eligible to receive stock options.

In July 2003, the Company’s board of directors approved the temporary reduction of the board’s cash compensation by 10% in conjunction with the temporary reduction of the salaries of senior management. The salaries of the Company’s executive officers were restored in April 2004, retroactive to January 1, 2004. Also in April 2004, the board of directors approved the restoration of the board’s cash compensation to pre-reduction levels, retroactive to January 1, 2004.

Since January 1, 2003, each of the Company’s non-employee directors must receive 10%, and may elect to receive up to 100%, of his board compensation in shares of the Company’s common stock in lieu of cash. Each director must make his election in increments of 10% and may only change his election effective as of two specified times each year.

Prior to January 1, 2005, upon initial election as a director, each non-employee director of the Company was entitled to receive a nonstatutory option to purchase 10,000 shares of the Company’s common stock and on the first day of each calendar quarter each non-employee director was entitled to receive an option to purchase 5,000 shares. Commencing January 1, 2005, upon initial election as a director, each non-employee director of the Company will be entitled to receive a nonstatuory option to purchase 10,000 shares of the Company’s common stock on and the first day of each calendar quarter each non-employee director is entitled to receive an option to purchase 2,500 shares. All options granted to directors are granted at an exercise price equal to the fair market value of the Company’s common stock on the date of the grant, are immediately exercisable and are exercisable for up to 10 years from the date of grant.